UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                 SCHEDULE 13G/A
                                 (Rule 13d-102)




 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)


                                (Amendment No. 2)



                             VANTAGEMED CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   92208W 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                 [June 15, 2006]
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [_] Rule 13d-1(d)
----------

CUSIP No.___________                  13G/A                  Page __ of___ Pages



--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


   Strategic Turnaround Equity Partners, LP
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) |_|
                                                                 (b) |X|
                                                                 Joint Filer
--------------------------------------------------------------------------------
3. SEC USE ONLY

--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          967,780
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            967,780
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                  967,780
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  6.30%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*



                  PN
--------------------------------------------------------------------------------

CUSIP No.___________                  13G/A                  Page __ of___ Pages



--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


   Bruce Galloway ("Galloway")
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) |_|
                                                                 (b) |X|
                                                                  Joint Filer
--------------------------------------------------------------------------------
3. SEC USE ONLY

--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           377,235
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,197,780
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         377,235
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,197,780
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                  1,575,015(1)
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  10.25%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*



                  IN
--------------------------------------------------------------------------------


----------
(1) Reflects (i) 377,235 shares of the Common Stock are owned by Mr. Galloway,
(ii)_143,000 shares of the Common Stock are owned by Mr. Galloway's spouse,
(iii) 55,000 shares of the Common Stock held by Mr. Galloway's children for which Mr. Galloway has the power to vote and dispose, (iii) 32,000 shares of the Common Stock are owned by RexonGalloway Capital Growth, an investment company in which Mr. Galloway is a 50% owner ("RexonGalloway") and (iv) 967,780 shares of Common Stock held by Strategic Turnaround Equity Partners, LP ("STEP"). Mr. Galloway is a managing member and the majority equity holder of Galloway Capital Management, LLC, the general partner of STEP. Mr. Galloway disclaims beneficial ownership of the shares of Common Stock directly beneficially owned by Strategic Turnaround Equity Partners, L.P. (except for (i) the indirect interests of Mr. Galloway by virtue of being a member of Galloway Capital Management LLC, and
(ii) the indirect interests of Mr. Galloway by virtue of being a limited partner of STEP).

CUSIP No.___________                  13G/A                  Page __ of___ Pages



--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


   Gary Herman ("Herman")
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) |_|
                                                                 (b) |X|
                                                                 Joint Filer
--------------------------------------------------------------------------------
3. SEC USE ONLY

--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION


--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           16,000
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          993,780
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         16,000
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            993,780
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                  1,009,780(1)
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                         |_|
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  6.57%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*


                  IN
--------------------------------------------------------------------------------



----------
(1) Reflects (i) 16,000 owned by Mr. Herman directly, (ii) 26,000 shares of Common Stock held by FBR, Inc and (iii) 967,780 shares owned by STEP. Mr. Herman is an officer of FBR which has authorized Mr. Herman to vote and dispose of the shares of Common Stock held by FBR 2) Mr. Herman is a managing member of Galloway Capital Management, LLC, the general partner of Strategic Turnaround Equity Partners, LP. Mr. Herman is a managing member of Galloway Capital Management, LLC, the general partner of STEP. Mr. Herman disclaims beneficial ownership of the shares of Common Stock directly beneficially owned by Strategic Turnaround Equity Partners, L.P. (except for the indirect interests of Mr. Herman by virtue of being a member of Galloway Capital Management LLC).

CUSIP No.________                     13G/A                  Page __ of __ Pages


Item 1(a).  Name of Issuer:

                           VantageMed Corporation (the "Issuer")

            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

                           3017 Kilgore Road, Suite 180
                           Rancho Cordova, CA 95670
            --------------------------------------------------------------------

Item 2(a).  Name of Persons Filing:



                           Bruce Galloway
            --------------------------------------------------------------------


Item 2(b).  Address of Principal Business Office, or if None, Residence:

            The principal business address for Galloway is c/o Galloway Capital Management, LLC, 720 Fifth Avenue, New York, New York 10019.

            --------------------------------------------------------------------

Item 2(c).  Citizenship:


                           Galloway is a citizen of the United States.
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:


            This statement on Schedule 13G is being filed with respect to Common Stock, $0.001 par value per share (the "Common Stock") of the Issuer.
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:


                                   92208W 10 6
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a: Not Applicable.

     (a)       [_] Broker or dealer registered under Section 15 of the Exchange
                   Act.

     (b)       [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)       [_] Insurance company as defined in Section 3(a)(19) of the
                   Exchange Act.

     (d)       [_] Investment company registered under Section 8 of the
                   Investment Company Act.

     (e)       [_] An investment adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E);

     (f)       [_] An employee benefit plan or endowment fund in accordance with
                   Rule 13d-1(b)(1)(ii)(F);

     (g)       [_] A parent holding company or control person in accordance with
                   Rule 13d-1(b)(1)(ii)(G);

     (h)       [_] A savings association as defined in Section 3(b) of the
                   Federal Deposit Insurance Act;

     (i)       [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)       [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

   (1)
CUSIP No.________                     13G/A                  Page __ of __ Pages


Item 1(a).  Name of Issuer:

                           VantageMed Corporation (the "Issuer")

            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

                           3017 Kilgore Road, Suite 180
                           Rancho Cordova, CA 95670
            --------------------------------------------------------------------

Item 2(a).  Name of Persons Filing:


                             Gary Herman ("Herman")
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            The principal business address for Herman is c/o Galloway Capital Management, LLC, 720 Fifth Avenue, New York, New York 10019.

            --------------------------------------------------------------------

Item 2(c).  Citizenship:


                           Herman is a citizen of the United States.
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:


            This statement on Schedule 13G is being filed with respect to Common Stock, $0.001 par value per share (the "Common Stock") of the Issuer.
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:


                                   92208W 10 6
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a: Not Applicable.

     (a)       [_] Broker or dealer registered under Section 15 of the Exchange
                   Act.

     (b)       [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)       [_] Insurance company as defined in Section 3(a)(19) of the
                   Exchange Act.

     (d)       [_] Investment company registered under Section 8 of the
                   Investment Company Act.

     (e)       [_] An investment adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E);

     (f)       [_] An employee benefit plan or endowment fund in accordance with
                   Rule 13d-1(b)(1)(ii)(F);

     (g)       [_] A parent holding company or control person in accordance with
                   Rule 13d-1(b)(1)(ii)(G);

     (h)       [_] A savings association as defined in Section 3(b) of the
                   Federal Deposit Insurance Act;

     (i)       [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)       [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No.________                     13G/A                  Page __ of __ Pages


Item 1(a).  Name of Issuer:

                           VantageMed Corporation (the "Issuer")

            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

                           3017 Kilgore Road, Suite 180
                           Rancho Cordova, CA 95670
            --------------------------------------------------------------------

Item 2(a).  Name of Persons Filing:


                           Strategic Turnaround Equity Partners, LP ("STEP")
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            The principal business address for STEP is c/o Galloway Capital Management, LLC, 720 Fifth Avenue, New York, New York 10019.

            --------------------------------------------------------------------

Item 2(c).  Citizenship:


            STEP is a limited partnership formed under the laws of Delaware.
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:


            This statement on Schedule 13G is being filed with respect to Common Stock, $0.001 par value per share (the "Common Stock") of the Issuer.
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:


                                   92208W 10 6
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a: Not Applicable.

     (a)       [_] Broker or dealer registered under Section 15 of the Exchange
                   Act.

     (b)       [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)       [_] Insurance company as defined in Section 3(a)(19) of the
                   Exchange Act.

     (d)       [_] Investment company registered under Section 8 of the
                   Investment Company Act.

     (e)       [_] An investment adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E);

     (f)       [_] An employee benefit plan or endowment fund in accordance with
                   Rule 13d-1(b)(1)(ii)(F);

     (g)       [_] A parent holding company or control person in accordance with
                   Rule 13d-1(b)(1)(ii)(G);

     (h)       [_] A savings association as defined in Section 3(b) of the
                   Federal Deposit Insurance Act;

     (i)       [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)       [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No.__________                   13G/A                  Page __ of __ Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

            The information in items 1 and 5 through 11 on the cover page on this Schedule 13G is hereby incorporated by reference.
          ----------------------------------------------------------------------

     (b) Percent of class:

            The information in items 1 and 5 through 11 on the cover page on this Schedule 13G is hereby incorporated by reference.
          ----------------------------------------------------------------------

     (c) Number of shares as to which such person has:



            The information in items 1 and 5 through 11 on each cover page of this Schedule 13G is hereby incorporated by reference


            The purpose of this Amendment No. 2 is to reflect (i) the additional purchase by STEP of 592,880 shares of Common Stock, 538,880 of which were purchased in a private placement(*), (ii) the additional purchase by Galloway of 31,000 shares of Common Stock, (iii) the additional purchase by Mr. Galloway's spouse of 26,500 shares of Common Stock, (iv) the additional purchase of 15,000 shares of Common Stock by Mr. Galloway on behalf of his children, and (v) the additional purchase of 6,000 shares of Common Stock by FBR, Inc., where Mr. Herman is an officer and is authorized to vote and dispose of Common Stock. STEP is a recently-formed hedge fund that is focused on investing in equity securities of publicly-held companies deemed by the general partner to offer suitable investment opportunities. Galloway Capital Management, LLC, a Delaware limited liability company, is the general partner of STEP. Mr. Galloway and Gary Herman, each of whom are citizens of the United States, are the managing members of Galloway Capital Management, LLC, and Mr. Galloway owns a majority of the membership interests in Galloway Capital Management, LLC. Mr. Galloway owns approximately 30% of the partnership interests in STEP.

(*) on June 15, 2006 STEP participated in a private placement of securities by the Company. STEP purchased 538,880 shares of Common Stock priced at $.45 per share. STEP also acquired a warrant to purchase 404,160 shares of Common Stock priced at $.55 per share and an additional 404,160 shares of Common Stock priced at $.90 per share.


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

                                 Not Applicable
         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


            As set forth in Item 4(c), some of the shares of Common Stock covered by this Schedule 13G are owned by persons other than Galloway, none of whom, holds five percent or more of the securities reported herein.

         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.


                                 Not Applicable
         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.


                                 Not Applicable
         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.


                                 Not Applicable.
          ----------------------------------------------------------------------

Item 10.  Certifications.

      (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: June 29, 2006





                              Strategic Turnaround Equity Partners, LP


                              By: /s/ Gary Herman
                                  ---------------------------------------------
                              Name:   Gary Herman
                              Title:  Managing Member of Galloway
                                      Capital Management, LLC, the
                                      General Partner of Strategic
                                      Turnaround Equity Partners, LP

                              Galloway Capital Management, LLC


                              By: /s/ Gary Herman
                                  ----------------------------------------------
                              Name:   Gary Herman
                              Title:  Managing Member



                              By:
                                  ----------------------------------------------
                                      Bruce Galloway


                              By:
                                  ----------------------------------------------
                                      Gary Herman